Exhibit 99.1

Robert Paul Named President of Carrington Colleges Group

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--March 7, 2011--DeVry Inc. (NYSE:DV), a global provider of educational services, today announced the appointment of Robert Paul as president of Carrington Colleges Group, which comprises Carrington College and Carrington College California. Paul, who is currently DeVry University’s vice president of metro operations, succeeds George Montgomery, who is retiring.

Montgomery has led Carrington for nine years and was one of the key architects in the successful integration of Carrington into the DeVry family of schools in 2008. Paul is expected to move into his new role over the summer with Montgomery remaining through the end of calendar 2011 to ensure a seamless transition of duties.

"During his extensive and impressive career, George has earned an outstanding reputation as a strategic leader and wonderful manager," stated Bill Hughson, president of the Healthcare Group of DeVry Inc. "As president of Carrington, George shepherded the growth of the schools’ programs and locations, while maintaining our unwavering focus on quality and successful student outcomes. I would like to thank George for his dedicated service to DeVry and wish him the very best in his retirement.”

"We have a deep bench of management talent and are pleased to be able to promote from within our leadership team," Hughson added. "Rob is a proven leader and an experienced operator with a deep knowledge of postsecondary education. I am confident he will continue to build upon the strong foundation already in place at Carrington."

About Robert Paul

Paul joined DeVry University in 2007 as vice president of campus operations. His responsibilities were later expanded to include oversight of the university’s network of nearly 100 North American locations. He has been instrumental in the success of several major projects at DeVry University including the creation of Student Central, a program that focuses on world-class support services to help more students succeed in school and graduate.

Paul is an 18-year veteran of private-sector higher education, having worked for University of Phoenix for 14 years. He has served in a variety of leadership roles across numerous locations during his higher education career including director of enrollment, campus director, and regional vice president.

Paul holds a bachelor’s degree in English from McDaniel College and a master’s degree in Organizational Management from University of Phoenix.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates, (630) 353-3800
jbates@devry.com
or
Media Contact:
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llarsen@sardverb.com